July 21, 2020

State Street Bank and Trust Company
One Heritage Drive
North Quincy, Massachusetts 02171
Location Code: OHD0310
Attention:  Russell M. Donohoe

Re: Transfer Agency and Service Agreement - New Portfolios

Ladies and Gentlemen:

Please be advised that the undersigned Trust has established three (3) new series of shares to be known as:

American Century ETF Trust - Avantis Core Fixed Income ETF
American Century ETF Trust - Avantis Short-Term Fixed Income ETF
American Century ETF Trust - Avantis Core Municipal Fixed Income ETF (the “New Portfolios”)

In accordance with Section 12, the Additional Trusts and Portfolios provision, of the Transfer Agency and Service Agreement dated as of January 9, 2018 (the “Transfer Agency Agreement”) by and among each Trust party thereto and State Street Bank and Trust Company, the undersigned Trust hereby requests that your bank act as Transfer Agent for the respective New Portfolios under the terms of the Transfer Agency Agreement. In connection with such request, the undersigned Trust hereby confirms to you, as of the date hereof, its representations and warranties set forth in Section 4 of the Transfer Agency Agreement. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Transfer Agency Agreement.

Kindly indicate your acceptance of the foregoing by executing this letter agreement and returning a copy to the Trust.

Sincerely,

American Century Investment Management, Inc. on behalf of
American Century ETF Trust - Avantis Core Fixed Income ETF
American Century ETF Trust - Avantis Short-Term Fixed Income ETF
American Century ETF Trust - Avantis Core Municipal Fixed Income ETF

By:    /s/ Otis H. Cowan
Name:    Otis H. Cowan
Title:    Vice President, Duly Authorized

Agreed and Accepted:
STATE STREET BANK AND TRUST COMPANY

By: /s/ Jason Becker
Name: Jason Becker
Title: Senior Vice President
Effective Date: July 21, 2020